Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-50808) of TECO Capital Trust I of our report dated March 21, 2005 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 1, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the TECO Energy, Inc. Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 30, 2005